                                                                     EXHIBIT 3










                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               NEOFORMA.COM, INC.

                                       AND

                               HEALTHVISION, INC.














                                                                  MARCH 30, 2000

ARTICLE I   THE MERGER...........................................................................................   2

        1.1       The Merger.....................................................................................   2
        1.2       Effective Time; Closing........................................................................   2
        1.3       Effect of the Merger...........................................................................   2
        1.4       Certificate of Incorporation; Bylaws...........................................................   2
        1.5       Directors and Officers.........................................................................   3
        1.6       Effect on Capital Stock........................................................................   3
        1.7       Exchange of Certificates.......................................................................   5
        1.8       No Further Ownership Rights in Healthvision Stock..............................................   8
        1.9       Restricted Stock...............................................................................   8
        1.10      Tax Consequences...............................................................................   8
        1.11      Taking of Necessary Action; Further Action.....................................................   9

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF HEALTHVISION......................................................   9

        2.1       Organization; Subsidiaries.....................................................................   9
        2.2       Healthvision Capitalization....................................................................  10
        2.3       Obligations With Respect to Capital Stock......................................................  11
        2.4       Authority; Non-Contravention...................................................................  12
        2.5       Healthvision Financial Statements..............................................................  14
        2.6       Absence of Certain Changes or Events...........................................................  14
        2.7       Taxes..........................................................................................  15
        2.8       Title to Properties............................................................................  16
        2.9       Intellectual Property..........................................................................  17
        2.10      Compliance with Laws...........................................................................  19
        2.11      Litigation.....................................................................................  19
        2.12      Employee Benefit Plans.........................................................................  20
        2.13      Environmental Matters..........................................................................  24
        2.14      Certain Agreements.............................................................................  25
        2.15      Brokers' and Finders' Fees.....................................................................  26
        2.16      Insurance......................................................................................  26
        2.17      Disclosure.....................................................................................  26
        2.18      Board Approval.................................................................................  26
        2.19      Takeover Statutes Not Applicable...............................................................  27

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF NEOFORMA.........................................................  27

        3.1       Organization of Neoforma.......................................................................  27
        3.2       Neoforma Capitalization........................................................................  28
        3.3       Obligations With Respect to Capital Stock......................................................  28
        3.4       Authority; Non-Contravention...................................................................  29
        3.5       SEC Filings; Neoforma Financial Statements.....................................................  30
        3.6       Absence of Certain Changes or Events...........................................................  31
        3.7       Taxes..........................................................................................  32
        3.8       Title to Properties............................................................................  33

        3.9       Intellectual Property..........................................................................  34
        3.10      Compliance with Laws...........................................................................  35
        3.11      Litigation.....................................................................................  36
        3.12      Employee Benefit Plans.........................................................................  36
        3.13      Environmental Matters..........................................................................  39
        3.14      Certain Agreements.............................................................................  40
        3.15      Brokers' and Finders' Fees.....................................................................  41
        3.16      Insurance......................................................................................  41
        3.17      Disclosure.....................................................................................  41
        3.18      Board Approval.................................................................................  42
        3.19      Fairness Opinion...............................................................................  42
        3.20      Takeover Statutes Not Applicable...............................................................  43

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME.................................................................  42

        4.1       Conduct of Business by Healthvision............................................................  42
        4.2       Conduct of Business by Neoforma................................................................  45

ARTICLE V   ADDITIONAL AGREEMENTS................................................................................  48

        5.1       Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings................  48
        5.2       Meeting of Healthvision Stockholders...........................................................  49
        5.3       Meeting of Neoforma Stockholders...............................................................  50
        5.4       No Solicitation................................................................................  51
        5.5       Confidentiality; Access to Information.........................................................  52
        5.6       Public Disclosure..............................................................................  52
        5.7       Reasonable Efforts; Notification...............................................................  52
        5.8       Third Party Consents...........................................................................  54
        5.9       Indemnification................................................................................  54
        5.10      Neoforma Board of Directors; Executive Officers................................................  55
        5.11      Nasdaq Listing.................................................................................  55
        5.12      Letters of Accountants.........................................................................  55
        5.13      Takeover Statutes..............................................................................  55
        5.14      Certain Employee Benefits......................................................................  56
        5.15      Discontinuance of IPO Efforts..................................................................  56
        5.16      Registration Rights............................................................................  56
        5.17      Section 280G Stockholder Approval..............................................................  56
        5.18      Healthvision Options...........................................................................  56

ARTICLE VI   CONDITIONS TO THE MERGER............................................................................  57

        6.1       Conditions to Obligations of Each Party to Effect the Merger...................................  57
        6.2       Additional Conditions to Obligations of Healthvision...........................................  58
        6.3       Additional Conditions to the Obligations of Neoforma...........................................  59

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER..................................................................  60

        7.1       Termination....................................................................................  60
        7.2       Notice of Termination; Effect of Termination...................................................  62
        7.3       Fees and Expenses..............................................................................  62

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
        7.4       Amendment......................................................................................  62
        7.5       Extension; Waiver..............................................................................  62

ARTICLE VIII   GENERAL PROVISIONS................................................................................  63

        8.1       Non-Survival of Representations and Warranties.................................................  63
        8.2       Notices........................................................................................  63
        8.3       Interpretation; Certain Defined Terms..........................................................  64
        8.4       Counterparts...................................................................................  65
        8.5       Entire Agreement; Third Party Beneficiaries....................................................  65
        8.6       Severability...................................................................................  65
        8.7       Other Remedies; Specific Performance...........................................................  65
        8.8       Governing Law..................................................................................  66
        8.9       Rules of Construction..........................................................................  66
        8.10      Assignment.....................................................................................  66
        8.11      Waiver Of Jury Trial...........................................................................  66

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 30, 2000, by and between Neoforma.com, Inc., a Delaware corporation ("NEOFORMA"), and HEALTHvision, Inc., a Delaware corporation ("HEALTHVISION").

                                    RECITALS

     A. Immediately prior to the closing of the transaction contemplated hereby, Neoforma will acquire Eclipsys Corporation, a Delaware corporation ("ECLIPSYS"), by virtue of a reverse triangular merger ("ECLIPSYS MERGER"), as a result of which Eclipsys will become a wholly owned subsidiary of Neoforma, pursuant to an Agreement and Plan of Merger by and among Eclipsys, Neoforma and a subsidiary of Neoforma ("ECLIPSYS AGREEMENT"). Eclipsys owns, on an as converted basis, approximately a 34% outstanding equity interest in Healthvision as of the date of this Agreement ("ECLIPSYS' EQUITY INTEREST IN HEALTHVISION"). Concurrently with the execution of this Agreement, Neoforma is entering into an Outsourcing and Operating Agreement (the "NOVATION OPERATING AGREEMENT") among Neoforma, Novation, LLC, a Delaware limited liability company ("NOVATION"), VHA Inc., a Delaware corporation ("VHA"), University HealthSystem Consortium, an Illinois corporation ("UHC"), and Healthcare Purchasing Partners International, LLC, a Delaware limited liability company ("HPPI"), and Common Stock and Warrant Agreements between Neoforma and VHA, and Neoforma and UHC, respectively (the "STOCK AND WARRANT AGREEMENTS" and, together with the Novation Operating Agreement, the "NOVATION DOCUMENTS," and the Novation Documents together with the Eclipsys Merger Agreement, the "RELATED AGREEMENTS"), copies of each of which and all related documents are attached to the Neoforma Disclosure Letter (as defined in the introduction to Article III). The transactions contemplated by this Agreement and the Related Agreements are collectively referred to herein as the "TRANSACTION."

     B. The respective Boards of Directors of Neoforma and Healthvision have approved this Agreement and declared advisable the merger of Healthvision with and into Eclipsys (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), and the respective Boards of Directors of Neoforma, Healthvision and Eclipsys have approved an agreement of merger to be filed with the Delaware Secretary of State (the "AGREEMENT OF MERGER") in the form of Exhibit A.

     C. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(D) of the Code relating to "forward triangular" mergers. For accounting purposes, the Merger is intended to be accounted for as a purchase under United States generally accepted accounting principles ("GAAP").

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Neoforma's willingness to enter into this Agreement, certain stockholders of

Healthvision are entering into Voting Agreements with Neoforma in the form of Exhibit B (the "HEALTHVISION VOTING AGREEMENTS").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Healthvision's willingness to enter into this Agreement, certain stockholders of Neoforma are entering into Voting Agreements with Healthvision and Eclipsys in the form of Exhibit C (the "NEOFORMA VOTING AGREEMENTS").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:




                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Healthvision shall be merged with and into Eclipsys, the separate corporate existence of Healthvision shall cease, and Eclipsys shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by Healthvision and Neoforma and specified in the Agreement of Merger) being the "EFFECTIVE TIME") as soon as practicable immediately following the consummation of the Eclipsys Merger on or after the Closing Date. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Healthvision and Eclipsys shall vest in the Surviving Corporation, and all debts, liabilities and duties of Healthvision and Eclipsys shall become the debts, liabilities and duties of the Surviving Corporation and Eclipsys' Equity Interest in Healthvision shall be cancelled without consideration.

     1.4 Certificate of Incorporation; Bylaws.

         (a) At the Effective Time, the Certificate of Incorporation of Eclipsys, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the

Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

         (b) At the Effective Time, the Bylaws of Eclipsys, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Eclipsys immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Eclipsys immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, capital stock and rights to purchase capital stock will, by virtue of the Merger, be treated as follows:


              1.6.1 Conversion of Healthvision Preferred Stock. At the Effective Time, the shares of each outstanding series of Preferred Stock of Healthvision, $0.01 par value per share ("HEALTHVISION PREFERRED STOCK"), shall be converted into Neoforma Common Stock, $0.001 par value ("NEOFORMA COMMON STOCK"), in the manner provided for in this Agreement. Accordingly, at the Effective Time each share of Healthvision Preferred Stock issued and outstanding immediately prior thereto (other than Dissenting Shares (as defined below)) shall be canceled and converted as follows:

                   (a) each share of Healthvision's Series A Convertible Participating Preferred Stock ("SERIES A STOCK") shall automatically be converted in the Merger into (i) .3041825 of a share (such fraction representing $10 divided by $32-7/8ths) of Neoforma Common Stock plus (ii) four shares of Common Stock of Healthvision, $0.01 par value per share ("HEALTHVISION COMMON STOCK") (subject to further conversion as provided in Section 1.6.2 below);

                   (b) each outstanding share of Healthvision's Series B Convertible Preferred Stock ("SERIES B STOCK"), if any, will be converted in the Merger into four shares of Healthvision Common Stock (subject to further conversion as provided in Section 1.6.2 below).

              1.6.2 Conversion of Shares of Healthvision Common Stock. Each share of Healthvision Common Stock (including Healthvision Common Stock issued or issuable as a result of the automatic conversion of outstanding shares of Series A Stock in part into Healthvision Common Stock at the Effective Time as described in Section 1.6.1(a)(ii) above and the conversion of any outstanding shares of Series B Stock into Healthvision Common Stock at the Effective Time as described in Section 1.6.1(b) above) that is issued and outstanding immediately prior to the Effective Time (in each case, other than Dissenting Shares) will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into 0.444 (the "EXCHANGE RATIO") fully paid and nonassessable shares of Neoforma Common Stock. No fraction of a share of Neoforma Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

              1.6.3 Assumptions of Options. At the Effective Time, Neoforma will assume all options to purchase Healthvision common stock outstanding at the Effective Time (the "HEALTHVISION OPTIONS") pursuant to Healthvision's 1999 Stock Incentive Plan ("1999 PLAN"). At the Effective Time, each Healthvision Option shall be converted into an option (a "NEOFORMA OPTION") to purchase that number of shares of Neoforma Common Stock that is equal to the number of shares of Healthvision Common Stock that could be purchased pursuant to such Healthvision Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with fractional shares being rounded down to the nearest whole share. The exercise price per share of Neoforma Common Stock purchasable under each Healthvision Option assumed and converted into a Neoforma Option shall be equal to the exercise price per share of Healthvision Common Stock under such Healthvision Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all other terms of Healthvision Options will otherwise be unchanged. Continuous employment with Healthvision will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time. Neoforma agrees to file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 for the shares of Neoforma Common Stock issuable with respect to assumed Healthvision Options as soon as is reasonably practicable after the Effective Time, and maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding, and will reserve a sufficient number of shares of Neoforma Common Stock for issuance upon exercise thereof.

              1.6.4 Assumptions of Healthvision Warrants. At the Effective Time, Neoforma will assume all outstanding warrants to purchase capital stock of Healthvision ("HEALTHVISION WARRANTS"). Each Healthvision Warrant shall be automatically exchanged for a five-year warrant in substantially the form of
Exhibit 1.6.4 (a "NEOFORMA WARRANT"), to purchase that number of shares of Neoforma Common Stock that is equal to the number of shares of Healthvision Common Stock (assuming Series B Stock has been previously issued and automatically converted into Healthvision Common Stock) that could be purchased pursuant to such Healthvision Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, with fractional shares being rounded down to the nearest whole share. The exercise price per share for each such substituted Neoforma Warrant shall equal $3.75 divided by the Exchange Ratio, rounded up to the nearest cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section.

              1.6.5 Cancellation of Healthvision Owned and Eclipsys Owned Stock. Each share of Healthvision capital stock held by Healthvision or owned by Eclipsys or any direct or indirect wholly owned subsidiary of Eclipsys or Healthvision immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              1.6.6 Capital Stock of Eclipsys. Each share of common stock, par value $0.01 per share, of Eclipsys (the "ECLIPSYS COMMON STOCK"), issued and outstanding after the Eclipsys Merger and immediately prior to the Effective Time of the Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Eclipsys common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

              1.6.7 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Neoforma Common Stock or Healthvision Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Neoforma Common Stock or Healthvision Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7 Exchange of Certificates.

         (a) Exchange Agent. Neoforma shall select an institution reasonably acceptable to Healthvision to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

         (b) Exchange Fund. Promptly after the Effective Time, Neoforma shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of Neoforma Common Stock (such shares of Neoforma Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.6 in exchange for outstanding shares of Healthvision Common Stock and/or Healthvision Preferred Stock (collectively, "HEALTHVISION STOCK").

         (c) Exchange Procedures. Promptly after the Effective Time, Neoforma shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Healthvision Stock whose shares were converted into shares of Neoforma Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Neoforma may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Neoforma Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Neoforma Common Stock into which their shares of Healthvision Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Neoforma Common Stock into which such shares of Healthvision Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to
Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Neoforma Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Healthvision Stock which is not registered in the transfer records of Healthvision, a certificate representing the proper number of shares of Neoforma Common Stock may be issued to a transferee if the Certificate representing such shares of Healthvision Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Neoforma Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Neoforma Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Neoforma Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Neoforma Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Neoforma Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Neoforma Common Stock.

         (e) Fractional Shares.

              (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Neoforma Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Neoforma Common Stock to be distributed to holders of Healthvision Stock pursuant to Section 1.7(c) (such excess, the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Healthvision Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

              (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Healthvision Stock, the Exchange Agent will hold such proceeds in trust for the holders of Healthvision Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Healthvision Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Healthvision Stock is entitled (after taking into account all shares of Neoforma Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Healthvision Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Healthvision Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Healthvision Stock in accordance with the terms of Section 1.7(c).

              (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 1.7(e), Neoforma may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Neoforma shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Healthvision Common Stock the amount such holder would have received pursuant to
Section 1.7(e)(ii) assuming that the sales of Neoforma Common Stock were made at a price equal to the average of the closing prices of the Neoforma Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or (e).

         (f) Required Withholding. Each of the Exchange Agent, Neoforma and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Healthvision Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Neoforma Common Stock into which the shares of Healthvision Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Neoforma may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Neoforma Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Neoforma, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Neoforma, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Neoforma Common Stock or Healthvision Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Healthvision Stock for six months after the Effective Time shall be delivered to Neoforma, upon demand, and any holders of Healthvision Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Neoforma for the shares of Neoforma Common Stock, any cash in lieu of fractional shares of Neoforma Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Neoforma Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

     1.8 No Further Ownership Rights in Healthvision Stock. All shares of Neoforma Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Healthvision Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Healthvision Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Restricted Stock. If any shares of Healthvision Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("HEALTHVISION RESTRICTED STOCK") may be forfeited or repurchased by Healthvision upon any termination of the stockholders' employment, directorship or other relationship with Healthvision (and/or any affiliate of Healthvision) under the terms of any restricted stock purchase agreement or other agreement with Healthvision that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Neoforma Common Stock issued upon the conversion of such shares of Healthvision Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Neoforma Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Healthvision shall take all actions that may be necessary to ensure that, from and after the Effective Time, Neoforma is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Healthvision Restricted Stock, together with the number of shares and the vesting schedule of Healthvision Restricted Stock held by each, is set forth in Part 1.9 of the Healthvision Disclosure Letter.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Code and Treas. Reg. Sections 1.368-2(g) and 1.368-3(a). It is intended by the parties that the Merger shall qualify for accounting treatment as a purchase.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Healthvision and Eclipsys, the officers and directors of Healthvision and Eclipsys will take all such lawful and necessary action. Neoforma shall cause Eclipsys to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.




                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF HEALTHVISION

     As of the date of this Agreement and as of the Closing Date, Healthvision represents and warrants to Neoforma, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Healthvision to Neoforma dated as of the date hereof and certified by a duly authorized officer of Healthvision (the "HEALTHVISION DISCLOSURE LETTER"), as follows:

     2.1 Organization; Subsidiaries.

         (a) Healthvision and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Healthvision.

         (b) Other than the entities identified in Part 2.1 of the Healthvision Disclosure Letter, neither Healthvision nor any of the other corporations identified in Part 2.1 of the Healthvision Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of Healthvision. Neither Healthvision nor any of its subsidiaries is obligated to make any material future investment in or capital contribution to any other entity. Part 2.1 of the Healthvision Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Healthvision's direct or indirect equity interest therein.

         (c) Healthvision has delivered or made available to Neoforma a true and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Healthvision and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "HEALTHVISION CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Healthvision nor any of its subsidiaries is in violation of any of the provisions of Healthvision Charter Documents.

     2.2 Healthvision Capitalization.

         (a) Authorized/Outstanding Capital Stock. As of the date hereof, the authorized capital stock of Healthvision consists of 90,000,000 shares of Common Stock, $0.01 par value, of which 31,139,455 shares are issued and outstanding, and 10,000,000 shares of convertible Preferred Stock, $0.01 par value, consisting of 4,028,000 authorized shares of Series A Stock, 2,205,000 of which are outstanding, and which are convertible into 8,820,000 shares of Common Stock, and 1,102,500 authorized shares of Series B Stock, none of which are outstanding, and warrants outstanding which are exercisable for 1,102,500 shares of Series B Stock, which are convertible into 4,410,000 shares of Common Stock. As of the date hereof, an aggregate of 4,490,000 shares of Healthvision Common Stock are reserved and authorized for issuance pursuant to the 1999 Plan, of which options to purchase a total of 4,460,050 shares of Healthvision Common Stock are outstanding and no shares of Healthvision Stock have been reserved for issuance outside of the Plan, other than such shares of Healthvision Common Stock which have been reserved for issuance upon conversion of Healthvision Preferred Stock. All issued and outstanding shares of Healthvision Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any right of rescission or preemptive rights created by statute, the Healthvision Charter Documents or any agreement or document to which Healthvision is a party or by which it is bound. All outstanding Healthvision Options have been duly authorized and validly issued, and are not subject to any right of rescission. A list of all holders of Healthvision Stock, and the number of shares held by each, in each case as of the date hereof, is included as Part 2.2 of the Healthvision Disclosure Letter. As of the date of this Agreement, there are no shares of Healthvision Common Stock held in treasury by Healthvision.

         (b) As of the close of business on March 29, 2000, 4,460,050 shares of Healthvision Common Stock are subject to issuance pursuant to outstanding Healthvision Options for an aggregate exercise price of $7,405,531. Of the 4,460,050 total shares, 500,000 Healthvision Options were granted since March 14, 2000 to persons who have agreed in writing to waive acceleration of such Healthvision Options and any other Healthvision Options, resulting in a total of 1,056,650 Healthvision Options which will not accelerate, upon consummation of the Merger and the other transactions contemplated by the Related Agreements.
Part 2.2 of the Healthvision Disclosure Letter sets forth the following information with respect to each Healthvision Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Healthvision Common Stock subject to such Healthvision Option vested and unvested on the date of this Agreement; (iii) the exercise price of such Healthvision Option; (iv) the date on which such Healthvision Option was granted or assumed; and (v) whether the exercisability of such option would, but for waivers obtained pursuant to this Agreement, be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. Healthvision has made available to Neoforma an accurate and complete copy of 1999 Plan and the form of all stock option agreements evidencing Healthvision Options. There are no options outstanding to purchase shares of Healthvision

Common Stock other than pursuant to 1999 Plan. All shares of Healthvision Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.2 of the Healthvision Disclosure Letter, there are no commitments or agreements of any character to which Healthvision is bound obligating Healthvision to accelerate the vesting of any Healthvision Option as a result of the Merger.

         (c) All outstanding shares of Healthvision Stock, all outstanding Healthvision Options, and all outstanding shares of capital stock of each subsidiary of Healthvision have been issued and granted in material compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

     2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 or Part 2.2 or Part 2.3 of the Healthvision Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Healthvision equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. All stock and rights to purchase stock of any subsidiary of Healthvision are owned free and clear of all Encumbrances. For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (other than (i) liens for Taxes not yet due and payable;
(ii) liens reflected on the Healthvision Latest Balance Sheet (as defined below), as applicable; (iii) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and
(iv) contractor's liens). Except as set forth in Section 2.2, or Part 2.2 or
Part 2.3 of the Healthvision Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Healthvision or any of its subsidiaries is a party or by which it is bound obligating Healthvision or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Healthvision or any of its subsidiaries or obligating Healthvision or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Healthvision is a party or by which it is bound with respect to any equity security of any class of Healthvision or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4 Authority; Non-Contravention.

         (a) Healthvision has all requisite corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Healthvision, subject only to the approval and adoption of this Agreement and the Agreement of Merger and the approval of the Merger by Healthvision's stockholders (the "HEALTHVISION STOCKHOLDER Approvals") and the filing of the Agreement of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Healthvision Common Stock and Healthvision Preferred Stock (on an as converted basis) voting together as a single class is sufficient for Healthvision's stockholders to approve and adopt this Agreement and the Agreement of Merger and approve the Merger, and no other approval of any holder of any securities of Healthvision is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Agreement of Merger have been duly executed and delivered by Healthvision and, assuming the due execution and delivery by Neoforma and Eclipsys, as applicable, constitute valid and binding obligations of Healthvision, enforceable against Healthvision in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery by Healthvision of this Agreement does not, and the execution and delivery by Healthvision of the Agreement of Merger will not, and the performance of this Agreement and the Agreement of Merger by Healthvision will not (i) conflict with or violate the Healthvision Charter Documents, (ii) subject to obtaining Healthvision Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Healthvision or any of its subsidiaries or by which Healthvision or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Healthvision's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Healthvision or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Healthvision or any of its subsidiaries is a party or by which Healthvision or any of its subsidiaries or its or any of their respective assets are bound or affected; except, in the case of clauses
(ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Healthvision. Part 2.4(b) of the Healthvision Disclosure Letter lists all consents, waivers and approvals under any of Healthvision's or any of its subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on Healthvision or would materially and adversely affect Healthvision's Intellectual Property (as defined below).

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Healthvision in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Healthvision is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.17),
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Healthvision, Neoforma, or the Surviving Corporation or would not have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5 Healthvision Financial Statements. Healthvision has delivered to Neoforma in Part 2.5 of Healthvision's Disclosure Letter Healthvision's unaudited balance sheet as of December 31, 1999 (respectively, the "HEALTHVISION BALANCE SHEET" and the "BALANCE SHEET DATE") and Healthvision's unaudited balance sheet as of February 29, 2000 (respectively, the "HEALTHVISION LATEST BALANCE SHEET" and the "LATEST BALANCE SHEET DATE") and Healthvision's unaudited income statements for the period from inception through December 31, 1999 and unaudited income statement for the two months ended February 29, 2000 (collectively, the "HEALTHVISION FINANCIAL STATEMENTS"). The Healthvision Financial Statements (a) are in accordance with the books and records of Healthvision, (b) fairly present the consolidated financial condition of Healthvision and its subsidiary as of the respective dates thereof and the consolidated results of Healthvision's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and (c) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Except as disclosed in Part 2.5 of the Healthvision Disclosure Letter, Healthvision has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that would be required under GAAP to be reflected on a balance sheet, or the notes thereto, prepared as of the date hereof in accordance with GAAP and is not reflected, reserved against or disclosed in the Healthvision Financial Statements, except for those (i) that may have been incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice, or (ii) that are not, individually or in the aggregate, material to the business, results of operations or financial condition of Healthvision and its subsidiaries taken as a whole.

     2.6 Absence of Certain Changes or Events. Since the date of Healthvision's Latest Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect with respect to Healthvision; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Healthvision's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Healthvision of any of Healthvision's capital stock or any other securities of Healthvision or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Healthvision's or any of its subsidiaries' capital stock; (iv) any granting by Healthvision or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Healthvision or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Healthvision or any of its subsidiaries of any increase in severance or termination pay or any entry by Healthvision or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Healthvision of the nature contemplated hereby, in each case other than in the ordinary course of business consistent with past practice and except as required by express terms of Healthvision's employee benefits plans; (v) any material change or alteration in the policy of Healthvision relating to the granting of stock options or other equity compensation to its employees and consultants, other than in the ordinary course of business consistent with past practice; (vi) entry by Healthvision or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing agreement with regard to the licensing by Healthvision of any material Intellectual Property (as defined in Section 2.9) in each case other than in the ordinary course of business consistent with past practice; (vii) any material change by Healthvision in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (viii) any material revaluation by Healthvision of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     2.7 Taxes.

         (a) Healthvision and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Healthvision and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Healthvision and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

         (b) Healthvision and each of its subsidiaries with respect to its employees, independent contractors, and others as appropriate, have withheld and paid all appropriate federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Healthvision.

         (c) Neither Healthvision nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Healthvision or any of its subsidiaries, nor has Healthvision or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         (d) No audit or other examination of any Return of Healthvision or any of its subsidiaries by any Tax authority is presently in progress, nor has Healthvision or any of its subsidiaries been notified of any request for such an audit or other examination.

         (e) No adjustment relating to any Returns filed by Healthvision or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Healthvision or any of its subsidiaries or any Tax or financial representative thereof.

         (f) Neither Healthvision nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved on Healthvision Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Healthvision, other than any liability for unpaid Taxes that may have accrued since the date of Healthvision Balance Sheet in connection with the operation of the business of Healthvision and its subsidiaries in the ordinary course.

         (g) There is no agreement, plan or arrangement to which Healthvision or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Healthvision or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Healthvision is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

         (h) Neither Healthvision nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Healthvision.

         (i) Neither Healthvision nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

         (j) Except as may be required as a result of the Merger, Healthvision and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

         (k) None of Healthvision's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

         (l) Healthvision has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Healthvision distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

         For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for payment of any amounts of the type described in clause
(i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     2.8 Title to Properties.

         (a) All real property leases to which Healthvision is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $100,000 are in full force and effect and are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Healthvision which could reasonably be expected to have a Material Adverse Effect on Healthvision.

         (b) Healthvision has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in Healthvision Financial Statements and except where the failure to have valid title or a valid leasehold interest would not have a Material Adverse Effect on Healthvision.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "HEALTHVISION INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Healthvision or one of its subsidiaries.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

         "HEALTHVISION REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Healthvision or one of its subsidiaries.

         (a) No material Healthvision Intellectual Property or product or service of Healthvision is subject to any proceeding, agreement, or stipulation to which Healthvision is a party, or any outstanding decree, order or judgment, the proceeding arising out of which Healthvision was either a party or of which Healthvision has knowledge, restricting in any manner the use, transfer, or licensing thereof by Healthvision, or which may affect the validity, use or enforceability of such Healthvision Intellectual Property.

         (b) Each material item of Healthvision Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Healthvision Registered Intellectual Property.

         (c) Healthvision or one of its subsidiaries owns and has good and exclusive title to, or has license to, each material item of Intellectual Property sufficient for the conduct of its business as currently conducted free and clear of any Encumbrances (excluding licenses and related restrictions).


         (d) Neither Healthvision nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Healthvision Intellectual Property, to any third party.

         (e) Part 2.9(e) of the Healthvision Disclosure Letter lists all material contracts, licenses and agreements to which Healthvision is a party (i) pursuant to which any exclusive rights with respect to any item of Healthvision Intellectual Property are licensed, granted or transferred to any third party; or (ii) pursuant to which a third party has licensed, transferred, sold or distributed any material Intellectual Property to Healthvision.

         (f) The operation of the business of Healthvision as such business currently is conducted, including Healthvision's design, development, marketing and sale of the products or services of Healthvision (including with respect to products currently under development) has not, does not and will not materially infringe or materially misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Healthvision has not received written notice from any third party that the operation of the business of Healthvision or any act, product or service of Healthvision, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Healthvision.

         (h) To the knowledge of Healthvision, no person has or is infringing or misappropriating any Healthvision Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Healthvision.

         (i) Healthvision and its subsidiaries have taken reasonable steps to protect Healthvision's and its subsidiaries' rights in Healthvision's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Healthvision.

         (j) None of Healthvision Intellectual Property or product or service of Healthvision contains any material defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Healthvision.

     2.10 Compliance with Laws.

         (a) Neither Healthvision nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Healthvision or any of its subsidiaries or by which Healthvision or any of its subsidiaries or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Healthvision or any of its subsidiaries is a party or by which Healthvision or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Healthvision. To Healthvision's knowledge, no investigation or review by any Governmental Entity is pending or, to Healthvision's knowledge, has been threatened in a writing delivered to Healthvision against Healthvision or any of its subsidiaries. There is no agreement with any Governmental Entity, judgment, injunction, order or decree binding upon Healthvision or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Healthvision or any of its subsidiaries, or any acquisition of material property by Healthvision or any of its subsidiaries.

         (b) Healthvision and its subsidiaries hold all permits, licenses, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of Healthvision as currently conducted (collectively, the "HEALTHVISION PERMITS"), and are in compliance with the terms of Healthvision Permits, except where the failure to hold such Healthvision Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Healthvision.

     2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Healthvision, threatened against, relating to or affecting Healthvision or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Healthvision or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.12 Employee Benefit Plans.

         (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i) "AFFILIATE" shall mean any other person or entity under common control with Healthvision within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

              (ii) "HEALTHVISION EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Healthvision or any Affiliate for the benefit of any Employee;

              (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

              (iv) "DOL" shall mean the Department of Labor;

              (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Healthvision or any Affiliate;

              (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Healthvision or any Affiliate and any Employee or consultant (excluding any offer letter or other agreement that does not subject Healthvision to any potential liability in excess of $200,000);

              (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

              (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

              (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Healthvision Employee Plan that has been adopted or maintained by Healthvision, whether informally or formally, for the benefit of Employees outside the United States;

              (x) "IRS" shall mean the Internal Revenue Service;

              (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

              (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

              (xiii) "PENSION PLAN" shall mean each Healthvision Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

         (b) Schedule. Part 2.12 of the Healthvision Disclosure Letter contains an accurate and complete list of each Healthvision Employee Plan and each Employee Agreement. Healthvision does not have any plan or commitment to establish any new Healthvision Employee Plan, to modify any Healthvision Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Healthvision Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Healthvision Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

         (c) Documents. Healthvision has provided or has made available to
Neoforma: (i) correct and complete copies of all documents embodying each Healthvision Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Healthvision Employee Plan;
(iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Healthvision Employee Plan or related trust; (iv) if the Healthvision Employee Plan is funded, the most recent annual and periodic accounting of Healthvision Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Healthvision Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Healthvision Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Healthvision Employee Plan; (vii) all material written agreements and contracts relating to each Healthvision Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Healthvision Employee Plan and any proposed Healthvision Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Healthvision; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Healthvision Employee Plan.

         (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on
Healthvision: (i) Healthvision has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Healthvision Employee Plan, and each Healthvision Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Healthvision Employee Plan intended to qualify under

Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Healthvision Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Healthvision, threatened or reasonably anticipated (other than routine claims for benefits) against any Healthvision Employee Plan or against the assets of any Healthvision Employee Plan; (v) each Healthvision Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Neoforma, Healthvision or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Healthvision, threatened by the IRS or DOL with respect to any Healthvision Employee Plan;
(vii) neither Healthvision nor any Affiliate is subject to any material penalty or tax with respect to any Healthvision Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Healthvision or any Affiliate with respect to any of the Healthvision Employee Plans have been made as required under ERISA or have been accrued on the Healthvision Balance Sheet.

         (e) Pension Plans. Healthvision does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

         (f) Multiemployer Plans. At no time has Healthvision contributed to or been required to contribute to any Multiemployer Plan.

         (g) No Post-Employment Obligations. No Healthvision Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Healthvision has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

         (h) COBRA; FMLA. Except as would not have a Material Adverse Effect on Healthvision, neither Healthvision nor any Affiliate has, prior to the Effective Time violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

         (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Healthvision Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Healthvision or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

         (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Healthvision, Healthvision and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Healthvision's knowledge, threatened material claims or actions against Healthvision under any worker's compensation policy or long-term disability policy. To Healthvision's knowledge, no Employee of Healthvision has violated in any material manner any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Healthvision and disclosing to Healthvision or using trade secrets or proprietary information of any other person or entity.

         (k) Labor. No work stoppage or labor strike against Healthvision is pending, threatened or reasonably anticipated. Healthvision does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Healthvision, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Healthvision. Neither Healthvision nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Healthvision is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Healthvision.

         (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Healthvision or Neoforma from terminating or amending any International Employee Plan at any time for any reason.

     2.13 Environmental Matters.

         During the period that Healthvision has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on Healthvision. Healthvision has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on Healthvision. None of the properties or facilities currently leased or owned by Healthvision or any properties or facilities previously leased or owned by Healthvision is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition which violation would have a Material Adverse Effect on Healthvision. During Healthvision's occupancy of any properties or facilities owned or leased at any time by Healthvision, neither Healthvision, nor to Healthvision's knowledge, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on Healthvision. During the time that Healthvision has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by Healthvision, there has been no material litigation, proceeding or administrative action brought or threatened against Healthvision, or any material settlement reached by Healthvision with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

         For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amenDED ("CERCLA"). For the purposes of this Section 2.13, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date, regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

     2.14 Certain Agreements. Other than the Related Agreements, and except as otherwise set forth in Part 2.14 of the Healthvision Disclosure Letter, neither Healthvision nor any of its subsidiaries is a party to or is bound by:

         (a) other than as disclosed in Part 2.12 of the Healthvision Disclosure Letter, any employment agreement or commitment with any officer or member of Healthvision's Board of Directors, other than those that are terminable by Healthvision or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Healthvision's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

         (b) any material agreement of indemnification, any material guaranty or any material instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities or purchase money obligation;

         (c) any agreement or obligation containing covenants purporting to limit or which effectively limit Healthvision's or any of its subsidiaries' or any of their respective employee's freedom to compete in any line of business or in any geographic area or which would so limit Healthvision or Surviving Corporation or any such employee or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

         (d) any agreement or obligation currently in force relating to the disposition or acquisition by Healthvision or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Healthvision has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Healthvision's subsidiaries;

         (e) any agreement or obligation currently in force to provide source code to any third party for any product or technology;

         (f) any agreement or obligation with any affiliate of Healthvision; or

         (g) any agreement or obligation currently in force providing for annual capital expenditures by Healthvision or its subsidiaries in excess of $500,000.

         The agreements required to be disclosed in the Healthvision Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 (collectively "HEALTHVISION CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Healthvision. Neither Healthvision nor any of its subsidiaries, nor to Healthvision's knowledge, any other party thereto, is in breach, violation or default under, and neither Healthvision nor any of its subsidiaries has received notice or is aware that it has breached, violated or defaulted, any of the terms or conditions of any Healthvision Contract in such a manner as would have a Material Adverse Effect on Healthvision.

     2.15 Brokers' and Finders' Fees. Healthvision has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.16 Insurance. Healthvision and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Healthvision and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Healthvision and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

     2.17 Disclosure. The information supplied by Healthvision for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Neoforma with the SEC in connection with the issuance of Neoforma Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Healthvision for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is mailed to Healthvision's stockholders or to Neoforma's stockholders, at the time of the meeting of Healthvision's stockholders to consider the approval and adoption of this Agreement and the Agreement of Merger and the approval of the Merger (the "HEALTHVISION STOCKHOLDERS' MEETING"), at the time of the meeting of Neoforma's stockholders (the "NEOFORMA STOCKHOLDERS' MEETING") to consider the approval of (1) the issuance of shares of Neoforma Common Stock pursuant to the Merger and the Related Agreements and (2) an amendment of the Neoforma Certificate of Incorporation to increase the authorized number of shares of Neoforma Common Stock in order to permit the issuance of shares of Neoforma Common Stock pursuant to the Merger and the Related Agreements (the "NEOFORMA STOCKHOLDER APPROVALS") or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Healthvision Stockholders' Meeting or the Neoforma Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Healthvision or any of its affiliates, officers or directors should be discovered by Healthvision which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Healthvision shall promptly inform Neoforma. Notwithstanding the foregoing, Healthvision makes no representation or warranty with respect to any information supplied by Neoforma or Eclipsys which is contained in any of the foregoing documents.

     2.18 Board Approval. The Board of Directors of Healthvision has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Healthvision and its stockholders, and has approved this Agreement and the Agreement of Merger and (ii) declared the advisability of the Merger and recommends that the stockholders of Healthvision approve and adopt this Agreement and the Agreement of Merger and approve the Merger.

     2.19 Takeover Statutes Not Applicable. To Healthvision's knowledge, no anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation ("TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger or the other transactions to which Neoforma and Healthvision are parties that are contemplated hereby.



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF NEOFORMA

     As of the date of this Agreement and as of the Closing Date, Neoforma represents and warrants to Healthvision, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Neoforma to Healthvision dated as of the date hereof and certified by a duly authorized officer of Neoforma (the "NEOFORMA DISCLOSURE LETTER"), as follows:

     3.1 Organization of Neoforma.

         (a) Neoforma and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Neoforma.

         (b) Other than the entities identified in Part 3.1 of the Neoforma Disclosure Letter, neither Neoforma nor any of the other corporations identified in Part 3.1 of the Neoforma Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of Neoforma. Neither Neoforma nor any of its subsidiaries is obligated to make any future investment in or capital contribution to any other entity. Part 3.1 of the Neoforma Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Neoforma's direct or indirect equity interest therein.

         (c) Neoforma has delivered or made available to Healthvision a true and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Neoforma, each as amended to date (collectively, the "NEOFORMA CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Neoforma nor any of its subsidiaries is in violation of any of the provisions of the Neoforma Charter Documents.

     3.2 Neoforma Capitalization.

         (a) The authorized capital stock of Neoforma consists solely of 200,000,000 shares of Neoforma Common Stock, of which there were 64,773,413 shares issued and outstanding as of the close of business on March 28, 2000, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Neoforma Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any right of rescission or preemptive rights created by statute, the Neoforma Charter Documents or any agreement or document to which Neoforma is a party or by which it is bound. As of the date of this Agreement, there are no shares of Neoforma Common Stock held in treasury by Neoforma.

         (b) As of the close of business on March 28, 2000, (i) 7,242,904 shares of Neoforma Common Stock are subject to issuance pursuant to outstanding options ("NEOFORMA OPTIONS") to purchase Neoforma Common Stock under Neoforma's 1997 Stock Plan and 1999 Equity Incentive Plan ("NEOFORMA STOCK OPTION PLANS") for an aggregate exercise price of $45,865,480, (ii) 142,551 shares of Neoforma Common Stock are subject to issuance pursuant to Neoforma Options other than pursuant to the Neoforma Stock Option Plans for an aggregate exercise price of $512,704, and (iii) 750,000 shares of Neoforma Common Stock are reserved for future issuance under Neoforma's 1998 Equity Employee Stock Purchase Plan ("NEOFORMA ESPP"). Neoforma has made available to Healthvision an accurate and complete copy of each of the Neoforma Stock Option Plans and the form of all stock option agreements evidencing Neoforma Options. All shares of Neoforma Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 3.2(b) of the Neoforma Disclosure Letter, there are no commitments or agreements of any character to which Neoforma is bound obligating Neoforma to accelerate the vesting of any Neoforma Option as a result of the Merger.

         (c) All outstanding shares of Neoforma Common Stock, all outstanding Neoforma Options, and all outstanding shares of capital stock of each subsidiary of Neoforma have been issued and granted in material compliance with (i) all applicable securities laws and other applicable material Legal Requirements and
(ii) all material requirements set forth in applicable agreements or instruments.

         (d) The Neoforma Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 or Part 3.3 of the Neoforma Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Neoforma equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. All stock and rights to purchase stock of any subsidiary of Neoforma is owned free and clear of all Encumbrances. Except as set forth in Section 3.2 or Part 3.2 or Part 3.3 of the Neoforma Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Neoforma or any of its subsidiaries is a party or by which it is bound obligating Neoforma or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Neoforma or any of its subsidiaries or obligating Neoforma or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Neoforma is a party or by which it is bound with respect to any equity security of any class of Neoforma or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4 Authority; Non-Contravention.

         (a) Neoforma has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Neoforma, subject only to the Neoforma Stockholder Approvals and the filing of the Agreement of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at the Neoforma Stockholders' Meeting is sufficient for Neoforma's stockholders to approve the issuance of shares of Neoforma Common Stock in the Merger and pursuant to the Related Agreements and the affirmative vote of the holders of a majority of the outstanding shares of Neoforma Common Stock entitled to vote is sufficient for Neoforma's stockholders to approve the amendment to Neoforma's Certificate of Incorporation, and no other approval of any holder of any securities of Neoforma is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Related Agreements have been duly executed and delivered by Neoforma, and, assuming the due authorization, execution and delivery by Healthvision or the other parties thereto, constitute the valid and binding obligations of Neoforma, enforceable against Neoforma in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery of this Agreement and the Related Agreements by Neoforma does not, and the performance of this Agreement and the Related Agreements by Neoforma will not, (i) conflict with or violate the Neoforma Charter Documents, (ii) subject to obtaining the Neoforma Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Neoforma or by which any of its respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Neoforma's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of

Neoforma pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Neoforma is a party or by which Neoforma or any of its respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Neoforma. Part 3.4(b) of the Neoforma Disclosure Letter lists all consents, waivers and approvals under any of Neoforma's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on Neoforma or the Surviving Corporation as a result of the Merger or would materially and adversely affect Neoforma's Intellectual Property.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Neoforma in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware,
(ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Healthvision Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Neoforma or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5 SEC Filings; Neoforma Financial Statements.

         (a) Neoforma has filed all forms, reports and documents required to be filed by Neoforma with the SEC since the effective date of the registration statement (the "NEOFORMA INITIAL REGISTRATION STATEMENT") of Neoforma's initial public offering, and has made available to Healthvision such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Neoforma may file subsequent to the date hereof) and the Neoforma Initial Registration Statement are referred to herein as the "NEOFORMA SEC REPORTS." As of their respective dates, the Neoforma SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Neoforma SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Neoforma SEC Report. None of Neoforma's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Neoforma SEC Reports (the "NEOFORMA FINANCIALS"), including any Neoforma SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Neoforma and its subsidiaries as at the respective dates thereof and the consolidated results of Neoforma's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Neoforma contained in Neoforma SEC Reports as of December 31, 1999 is hereinafter referred to as the "NEOFORMA BALANCE SHEET." Except as disclosed in the Neoforma Financials, since the date of the Neoforma Balance Sheet neither Neoforma nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Neoforma and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Neoforma Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

     3.6 Absence of Certain Changes or Events. Since the date of the Neoforma Balance Sheet there has not been (i) any Material Adverse Effect with respect to Neoforma; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Neoforma's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Neoforma of any of Neoforma's capital stock or any other securities of Neoforma or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Neoforma's or any of its subsidiaries' capital stock; (iv) any granting by Neoforma or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Neoforma or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Neoforma or any of its subsidiaries of any increase in severance or termination pay or any entry by Neoforma or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Neoforma of the nature contemplated hereby, in each case, other than in the ordinary course of business consistent with past practice; (v) any material change or alteration in the policy of Neoforma relating to the granting of stock options or other equity compensation to its employees and consultants other than in the ordinary course of business consistent with past practice; (vi) entry by Neoforma or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice; (vii) any material change by

Neoforma in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or (viii) any material revaluation by Neoforma of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     3.7 Taxes.

         (a) Neoforma and each of its subsidiaries have timely filed all material Returns relating to Taxes required to be filed by or on behalf of Neoforma and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Neoforma and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

         (b) Neoforma and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes which are not material to Neoforma.

         (c) Neither Neoforma nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Neoforma or any of its subsidiaries, nor has Neoforma or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         (d) No audit or other examination of any Return of Neoforma or any of its subsidiaries by any Tax authority is presently in progress, nor has Neoforma or any of its subsidiaries been notified of any request for such an audit or other examination.

         (e) No adjustment relating to any Returns filed by Neoforma or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Neoforma or any of its subsidiaries or any Tax or financial representative thereof.

         (f) Neither Neoforma nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Neoforma Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Neoforma, other than any liability for unpaid Taxes that may have accrued since the date of the Neoforma Balance Sheet in connection with the operation of the business of Neoforma and its subsidiaries in the ordinary course.

         (g) There is no agreement, plan or arrangement to which Neoforma or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Neoforma or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Neoforma is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

         (h) Neither Neoforma nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Neoforma.

         (i) Neither Neoforma nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

         (j) Except as may be required as a result of the Merger, Neoforma and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

         (k) None of Neoforma's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

         (l) Neoforma has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Neoforma distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

         For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for payment of any amounts of the type described in clause
(i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     3.8 Title to Properties.

         (a) All real property leases to which Neoforma is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000 are in full force and effect and are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Neoforma which could reasonably be expected to have a Material Adverse Effect on Neoforma.

         (b) Neoforma has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in Neoforma Financials and except where the failure to have valid title or a valid leasehold interest would not have a Material Adverse Effect on Neoforma.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "NEOFORMA INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Neoforma or one of its subsidiaries.

         "NEOFORMA REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Neoforma or one of its subsidiaries.

         (a) No material Neoforma Intellectual Property or product or service of Neoforma is subject to any proceeding, agreement, or stipulation to which Neoforma is a party, or any outstanding decree, order or judgment, the proceeding arising out of which Neoforma was either a party or of which Neoforma has knowledge, restricting in any manner the use, transfer, or licensing thereof by Neoforma, or which may affect the validity, use or enforceability of such Neoforma Intellectual Property.

         (b) Each material item of Neoforma Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Neoforma Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Neoforma Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Neoforma Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Neoforma Registered Intellectual Property.

         (c) Neoforma or one of its subsidiaries owns and has good and exclusive title to, or has license to, each material item of Intellectual Property sufficient for the conduct of its business as currently conducted free and clear of any Encumbrances (excluding licenses and related restrictions).

         (d) Neither Neoforma nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Neoforma Intellectual Property, to any third party.

         (e) Part 3.9(e) of the Neoforma Disclosure Letter lists all material contracts, licenses and agreements to which Neoforma is a party (i) pursuant to which any exclusive rights with respect to Neoforma Intellectual Property are licensed, granted or transferred to any third party; or (ii) pursuant to which a third party has licensed, transferred, sold or distributed any material Intellectual Property to Neoforma.

         (f) The operation of the business of Neoforma as such business currently is conducted, including Neoforma's design, development, marketing and sale of the products or services of Neoforma (including with respect to products currently under development) has not, does not and will not materially infringe or materially misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Neoforma has not received written notice from any third party that the operation of the business of Neoforma or any act, product or service of Neoforma, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Neoforma.

         (h) To the knowledge of Neoforma, no person has or is infringing or misappropriating any Neoforma Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Neoforma.

         (i) Neoforma and its subsidiaries have taken reasonable steps to protect Neoforma's and its subsidiaries' rights in Neoforma's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Neoforma.

         (j) None of the Neoforma Intellectual Property or product or service of Neoforma contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Neoforma.

     3.10 Compliance with Laws.

         (a) Neither Neoforma nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Neoforma or any of its subsidiaries or by which Neoforma or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Neoforma or any of its subsidiaries is a party or by which Neoforma or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Neoforma. To Neoforma's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Neoforma against Neoforma or any of its subsidiaries. There is no agreement with any Governmental Entity, judgment, injunction, order or decree binding upon Neoforma or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Neoforma or any of its subsidiaries, or any acquisition of material property by Neoforma or any of its subsidiaries.

         (b) Neoforma and its subsidiaries hold all permits, licenses, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Neoforma as currently conducted (collectively, the "NEOFORMA PERMITS"), and are in compliance with the terms of the Neoforma Permits, except where the failure to hold such Neoforma Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Neoforma.

     3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Neoforma, threatened against, relating to or affecting Neoforma or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Neoforma or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.12 Employee Benefit Plans.

         (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i) "AFFILIATE" shall mean any other person or entity under common control with Neoforma within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

              (ii) "NEOFORMA EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Neoforma or any Affiliate for the benefit of any Neoforma Employee;

              (iii) "NEOFORMA EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Neoforma or any Affiliate;

              (iv) "NEOFORMA EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Neoforma or any Affiliate and any Neoforma Employee or consultant (excluding any offer letter or other agreement that does not subject Neoforma to any potential liability in excess of $200,000);

              (v) "INTERNATIONAL NEOFORMA EMPLOYEE PLAN" shall mean each NEOFORMA Employee Plan that has been adopted or maintained by Neoforma, whether informally or formally, for the benefit of Neoforma Employees outside the United States; and

              (vi) "PENSION PLAN" shall mean each Neoforma Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

         (b) Schedule. Part 3.12 of the Neoforma Disclosure Letter contains an accurate and complete list of each Neoforma Employee Plan. Neoforma does not have any plan or commitment to establish any new Neoforma Employee Plan, to modify any Neoforma Employee Plan (except to the extent required by law or to conform any such Neoforma Employee Plan to the requirements of any applicable law, or as required by this Agreement), or to enter into any Neoforma Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

         (c) Documents. Neoforma has provided or has made available to
Healthvision: (i) correct and complete copies of all documents embodying each Neoforma Employee Plan (substituting for such including all amendments thereto and written interpretations thereof); (ii) the most recent annual actuarial valuations, if any, prepared for each Neoforma Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Neoforma Employee Plan or related trust; (iv) if the Neoforma Employee Plan is funded, the most recent annual and periodic accounting of Neoforma Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Neoforma Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Neoforma Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Neoforma Employee Plan; (vii) all material written agreements and contracts relating to each Neoforma Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Neoforma Employee or Neoforma Employees relating to any Neoforma Employee Plan and any proposed Neoforma Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Neoforma; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Neoforma Employee Plan.

         (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Neoforma (i) Neoforma has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Neoforma Employee Plan, and each Neoforma Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Neoforma Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Neoforma Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Neoforma, threatened or reasonably anticipated (other than routine claims for benefits) against any Neoforma Employee Plan or against the assets of any Neoforma Employee Plan; (v) each Neoforma Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Neoforma, Neoforma or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Neoforma, threatened by the IRS or DOL with respect to any Neoforma Employee Plan; (vii) neither Neoforma nor any Affiliate is subject to any material penalty or tax with respect to any Neoforma Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Neoforma or any Affiliate with respect to any of the Neoforma Employee Plans have been made as required under ERISA or have been accrued on the Neoforma Balance Sheet.

         (e) Pension Plans. Neoforma does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

         (f) Multiemployer Plans. At no time has Neoforma contributed to or been required to contribute to any Multiemployer Plan.

         (g) No Post-Employment Obligations. No Neoforma Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Neoforma has never represented, promised or contracted (whether in oral or written form) to any Neoforma Employee (either individually or to Neoforma Employees as a group) or any other person that such Neoforma Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

         (h) COBRA; FMLA. Except as would not have a Material Adverse Effect on Neoforma, neither Neoforma nor any Affiliate has, prior to the Effective Time violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Neoforma Employees.

         (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Neoforma Employee Plan, Neoforma Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Neoforma Employee. No payment or benefit which will or may be made by Neoforma or its Affiliates with respect to any Neoforma Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

         (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Neoforma, Neoforma and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Neoforma Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Neoforma Employees;
(iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Neoforma Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Neoforma's knowledge, threatened material claims or actions against Neoforma under any worker's compensation policy or long-term disability policy. To Neoforma's knowledge, no Neoforma Employee of Neoforma has violated in any material manner any employment contract, nondisclosure agreement or noncompetition agreement by which such Neoforma Employee is bound due to such Neoforma Employee being employed by Neoforma and disclosing to Neoforma or using trade secrets or proprietary information of any other person or entity.

         (k) Labor. No work stoppage or labor strike against Neoforma is pending, threatened or reasonably anticipated. Neoforma does not know of any activities or proceedings of any labor union to organize any Neoforma Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Neoforma, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Neoforma Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Neoforma. Neither Neoforma nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neoforma is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Neoforma Employees and no collective bargaining agreement is being negotiated by Neoforma.

         (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Neoforma or Neoforma from terminating or amending any International Employee Plan at any time for any reason.

     3.13 Environmental Matters. During the period that Neoforma has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on Neoforma. Neoforma has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Neoforma or any of its subsidiaries having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on Neoforma. None of the properties or facilities currently leased or owned by Neoforma or any of its subsidiaries or any properties or facilities previously leased or owned by Neoforma or any of its subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition which violation would have a Material Adverse Effect on Neoforma. During Neoforma's occupancy of any properties or facilities owned or leased at any time by Neoforma, neither Neoforma, nor to Neoforma's knowledge, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on Neoforma. During the time that Neoforma or any of its subsidiaries has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by Neoforma or any of its subsidiaries, there has been no material litigation, proceeding or administrative action brought or threatened against Neoforma or any of its subsidiaries, or any material settlement reached by Neoforma or any of its subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

     3.14 Certain Agreements. Other than the Related Agreements, except as otherwise set forth in Part 3.14 of the Neoforma Disclosure Letter, neither Neoforma nor any of its subsidiaries is a party to or is bound by:

         (a) other than as disclosed in Part 3.12 of the Neoforma Disclosure Letter, any employment agreement or commitment with any officer or member of Neoforma's Board of Directors, other than those that are terminable by Neoforma or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Neoforma's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

         (b) any material agreement of indemnification, any material guaranty or any material instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities or purchase money obligation;

         (c) any agreement or obligation containing covenants purporting to limit or which effectively limit the Neoforma's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Neoforma or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

         (d) any agreement or obligation currently in force relating to the disposition or acquisition by Neoforma or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Neoforma has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Neoforma's subsidiaries;

         (e) any agreement or obligation currently in force to provide source code to any third party for any product or technology;

         (f) any agreement or obligation with any affiliate of Neoforma; or

         (g) any agreement or commitment currently in force providing for capital expenditures by Neoforma or its subsidiaries in excess of $1,000,000.

     The agreements required to be disclosed in the Neoforma Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 3.9 or filed with any Neoforma SEC Report ("NEOFORMA CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Neoforma. Neither Neoforma nor any of its subsidiaries, nor to Neoforma's knowledge, any other party thereto, is in breach, violation or default under, and neither Neoforma nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Neoforma Contract in such a manner as would have a Material Adverse Effect on Neoforma.

     3.15 Brokers' and Finders' Fees. Except for fees payable to Merrill Lynch & Co., Neoforma has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.16 Insurance. Neoforma and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Neoforma and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Neoforma and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

     3.17 Disclosure. The information supplied by Neoforma for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Neoforma for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Healthvision's stockholders or Neoforma's stockholders, at the time of Healthvision Stockholders' Meeting, the Neoforma Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Healthvision Stockholders' Meeting or the Neoforma Stockholders' Meeting which has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Neoforma or any of its affiliates, officers or directors should be discovered by Neoforma which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Neoforma shall promptly inform Healthvision. Notwithstanding the foregoing, Neoforma makes no representation or warranty with respect to any information supplied by Healthvision which is contained in any of the foregoing documents.

     3.18 Board Approval. The Board of Directors of Neoforma has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Neoforma and its stockholders, and has approved this Agreement and
(ii) recommends that the stockholders of Neoforma approve the Neoforma Stockholder Approvals.

     3.19 Fairness Opinion. Neoforma's Board of Directors has received a written opinion from Merrill Lynch & Co., dated as of the date of this Agreement, to the effect that, as of such date, the exchange of consideration in the Transaction is fair to Neoforma from a financial point of view, a copy of the written opinion of which will be delivered to Healthvision after receipt thereof by Neoforma.

     3.20 Takeover Statutes Not Applicable. To Neoforma's knowledge, no Takeover Statute applies or purports to apply to this Agreement, the Merger or the other transactions to which Neoforma and Healthvision are parties that are contemplated hereby.




                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Healthvision. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Healthvision and each of its subsidiaries shall, except to the extent that Neoforma shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable material laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Healthvision will promptly notify Neoforma of any material adverse event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or the Related Agreements or provided in Part
4.1 of the Healthvision Disclosure Letter, without the prior written consent of Neoforma, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Healthvision shall not do any of the following and shall not permit its subsidiaries to do any of the following:

         (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Neoforma, or adopt any new severance plan;

         (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Healthvision Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

         (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Healthvision or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

         (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the grant, issuance, delivery and/or sale of (i) shares of Healthvision Common Stock pursuant to the exercise of Healthvision Options outstanding on the date of this Agreement, or granted in accordance with clause (ii) of this Section 4.1(f), (ii) Healthvision Options granted to newly-hired employees in the ordinary course of business in amounts comparable to similarly situated Healthvision employees, and in an aggregate amount not to exceed 150,000, none of which Healthvision Options shall provide for or permit any acceleration of the exercisability thereof in connection with the Merger or any of the transactions contemplated by this Agreement, and (iii) shares of Healthvision Common Stock issued in connection with acquisitions and commercial transactions permitted under Section 4.1(h) below;

         (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

         (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Healthvision or enter into any material joint ventures, strategic relationships or alliances, or enter into any commercial transaction involving the issuance or potential issuance of equity securities of Healthvision; provided, that Healthvision shall not be prohibited hereunder from making or agreeing to make acquisitions, or entering into commercial transactions involving the issuance or potential issuance of Healthvision Common Stock, all of which together do not involve the issuance or potential issuance of more than 300,000 shares of Healthvision Common Stock in the aggregate, and none of which acquisitions, agreements or commercial transactions could reasonably be expected to delay the effectiveness of the Registration Statement, the consummation of the Merger or the other transactions contemplated by this Agreement or the Related Agreements; provided, further, that Healthvision shall provide written notice to Neoforma prior to signing any agreement regarding any such acquisition or transaction;

         (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Healthvision;

         (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Healthvision, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business or (iii) in an aggregate amount not to exceed $1,000,000 through June 30, 2000, plus, in the event the Merger does not close by June 30, 2000, an additional amount of up to $3,000,000 per month (it being agreed that if any portion of such $3,000,000 monthly amount is not borrowed in a given month, such unborrowed portion may be added to the borrowings permitted to be made in a future month), provided that such debt may be borrowed only from Eclipsys, a Healthvision stockholder or a third party on arm's length terms, without issuance of warrants or other equity or debt securities and without grant of any security interests or liens;

         (k) (i) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), or (ii) pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

         (1) Make any capital expenditures outside of the ordinary course of business or any capital expenditures in excess of $100,000, individually, or $1,000,000, in the aggregate;

         (m) Materially modify, amend or terminate any Healthvision Contract or other material contract or agreement to which Healthvision or any subsidiary thereof is a party, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

         (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Healthvision Intellectual Property (as defined in Section 2.9) other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice;

         (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

         (p) Initiate or settle any material litigation, arbitration, mediation or other legal proceeding;

         (q) Take or permit any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, including the treatment of same for tax purposes as a "reorganization"; or

         (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

     4.2 Conduct of Business by Neoforma. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Neoforma and each of its subsidiaries shall, except to the extent that Healthvision shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable material laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Neoforma will promptly notify Healthvision of any material adverse event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or the Related Agreements or provided in Part
4.2 of the Neoforma Disclosure Letter, without the prior written consent of Healthvision, during the period from the date of this Agreement and continuing until the earlier of the termination of this

Agreement pursuant to its terms or the Effective Time, Neoforma shall not do any of the following and shall not permit its subsidiaries to do any of the following:

         (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Healthvision, or adopt any new severance plan;

         (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Neoforma Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

         (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Neoforma or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

         (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the grant, issuance, delivery and/or sale of (i) shares of Neoforma Common Stock pursuant to the exercise of Neoforma Options outstanding on the date of this Agreement, or granted in accordance with clause (iii) of this Section 4.2(f), (ii) shares of Neoforma Common Stock issuable to participants in the Neoforma ESPP consistent with the terms thereof, (iii) Neoforma Options granted to newly-hired employees in the ordinary course of business in amounts comparable to similarly situated Neoforma employees, and in an aggregate amount not to exceed 550,000, none of which Neoforma Options shall provide for or permit any acceleration of the exercisability thereof in connection with the Merger or any of the transactions contemplated by this Agreement, and (iv) shares of Neoforma Common Stock issued in connection with acquisitions and commercial transactions permitted under
Section 4.2(h) below;

         (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries), other than an amendment to its Certificate of Incorporation to increase the authorized number of shares of Neoforma Common Stock;

         (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Neoforma, or enter into any material joint ventures, strategic relationships or alliances, or enter into any commercial transaction involving the issuance or potential issuance of equity securities of Neoforma; provided, that Neoforma shall not be prohibited hereunder from (x) acquiring EquipMD, Inc. pursuant to the Agreement and Plan of Merger among Neoforma, Augustacorp, Inc. and EquipMD, Inc. (a true and complete copy of which has been provided to Healthvision) or (y) making or agreeing to make acquisitions, or entering into commercial transactions involving the issuance or potential issuance of Neoforma Common Stock, all of which together do not involve the issuance or potential issuance of more than 825,000 shares of Neoforma Common Stock in the aggregate, and none of which acquisitions, agreements or commercial transactions could reasonably be expected to delay the effectiveness of the Registration Statement, the consummation of the Merger or the other transactions contemplated by this Agreement or the Related Agreements; provided, further, that Neoforma shall provide written notice to Healthvision prior to signing any agreement regarding any such acquisition or transaction;

         (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Neoforma;

         (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Neoforma, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business, (iii) equipment leasing arrangements or (iv) in aggregate amount not to exceed $1,000,000;

         (k) (i) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will") other than an increase in the number of shares of Neoforma Common Stock reserved for issuance under the Neoforma Stock Option Plans or Neoforma ESPP, or (ii) pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

         (1) Make any capital expenditures outside of the ordinary course of business or any capital expenditures in excess of $1,000,000, individually, or $10,000,000, in the aggregate;

         (m) Materially modify, amend or terminate any Neoforma Contract or other material contract or agreement to which Neoforma or any subsidiary thereof is a party, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

         (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Neoforma Intellectual Property (as defined in Section 2.9) other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice;

         (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

         (p) Initiate or settle any material litigation, arbitration, mediation or other legal proceeding;

         (q) Take or permit any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, including the treatment of same for tax purposes as a "reorganization"; or

         (r) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (q) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

         (a) As promptly as practicable after the execution of this Agreement, Healthvision and Neoforma will prepare and file with the SEC, the Proxy Statement/Prospectus and Neoforma will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Healthvision and Neoforma will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Healthvision and Neoforma will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of Healthvision and Neoforma will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Healthvision and Neoforma each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

         (b) Each of Healthvision and Neoforma will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of Healthvision and Neoforma will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Healthvision or Neoforma, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Healthvision and/or Neoforma, such amendment or supplement.

     5.2 Meeting of Healthvision Stockholders.

         (a) Promptly after the date hereof, Healthvision will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Healthvision Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and the Agreement of Merger and approval of the Merger. Healthvision will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Agreement of Merger and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders as required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Healthvision may adjourn or postpone the Healthvision Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Healthvision's stockholders in advance of a vote on the Merger and the Agreement of Merger and this Agreement or, if as of the time for which Healthvision Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Healthvision Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Healthvision Stockholders' Meeting, in which case the Healthvision Stockholders' Meeting will be rescheduled to a date within 10 business days of the first scheduled date therefor. Healthvision shall ensure that the Healthvision Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Healthvision in connection with the Healthvision Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Healthvision's obligation to call, give notice of, convene and hold the Healthvision Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Healthvision of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Healthvision with respect to this Agreement, the Agreement of Merger or the Merger.

         (b) (i) The Board of Directors of Healthvision shall recommend that Healthvision's stockholders vote in favor of and adopt and approve this Agreement and the Agreement of Merger and approve the Merger at the Healthvision Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Healthvision has recommended that Healthvision's stockholders vote in favor of and adopt and approve this Agreement and the Agreement of Merger and the Merger at the Healthvision Stockholders' Meeting; and (iii) neither the Board of Directors of Healthvision nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Neoforma, the recommendation of the Board of Directors of Healthvision that Healthvision's stockholders vote in favor of and adopt and approve this Agreement, the Agreement of Merger and the Merger.

     5.3 Meeting of Neoforma Stockholders.

         (a) Promptly after the date hereof, Neoforma will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Neoforma Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Neoforma Stockholder Approvals. Neoforma will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Neoforma Stockholder Approvals and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Neoforma may adjourn or postpone the Neoforma Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Neoforma's stockholders in advance of a vote on the Neoforma Stockholder Approvals or, if as of the time for which Neoforma Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Neoforma Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Neoforma Stockholders' Meeting. Neoforma shall ensure that the Neoforma Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Neoforma in connection with the Neoforma Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

         (b) (i) The Board of Directors of Neoforma shall recommend that Neoforma's stockholders approve the Neoforma Stockholder Approvals at the Neoforma Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the

Board of Directors of Neoforma has recommended that Neoforma's stockholders approve the Neoforma Stockholder Approvals at the Healthvision Stockholders' Meeting; and (iii) neither the Board of Directors of Neoforma nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Healthvision, the recommendation of the Board of Directors of Neoforma that Neoforma's stockholders approve the Neoforma Stockholder Approvals.

     5.4 No Solicitation.

         (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Healthvision and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Healthvision and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Healthvision or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Healthvision or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Healthvision.

         For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Neoforma) relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Healthvision by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Healthvision or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Healthvision or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Healthvision pursuant to which the stockholders of Healthvision immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Healthvision; or (C) any liquidation or dissolution of Healthvision.

         (b) In addition to the obligations of Healthvision set forth in paragraph (a) of this Section 5.4, Healthvision as promptly as practicable shall advise Neoforma orally and in writing of any request for non-public information which Healthvision reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Healthvision reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Healthvision will keep Neoforma informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Confidentiality; Access to Information.

         (a) The parties acknowledge that Healthvision and Neoforma have previously executed a mutual nondisclosure agreement, dated as of March 5, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms; provided, that nothing in this Agreement or the Confidentiality Agreement will restrict communications with parties to the Related Agreements.

         (b) Access to Information. Healthvision will afford Neoforma and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Healthvision during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Healthvision, as Neoforma may reasonably request. Neoforma will afford Healthvision and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Neoforma during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Neoforma, as Healthvision may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.6 Public Disclosure. Neoforma and Healthvision will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.7 Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Related Agreements, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in
Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Neoforma nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Neoforma, any of its affiliates or Healthvision or the holding separate of the shares of Healthvision Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Neoforma or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Healthvision Common Stock (or shares of stock of the Surviving Corporation).

         (b) Each of Healthvision and Neoforma will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Healthvision, Neoforma or their respective subsidiaries that relates to the consummation of the Merger. Healthvision shall give prompt notice to Neoforma of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Healthvision to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Neoforma shall give prompt notice to Healthvision of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Neoforma to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (c) Healthvision agrees to use reasonable efforts to: (i) cause each employee listed in Part 2.14 of the Healthvision Disclosure Letter and each new employee hired after the date hereof until Closing, who has not already done so, to execute Healthvision's standard Confidentiality Agreement, the form of which has been previously provided to Neoforma, (ii) execute and deliver and cause each of Eclipsys and VHA to execute and deliver an Intellectual Property Assignment, in form and substance reasonably acceptable to Neoforma, (iii) execute and deliver and cause HealthVision Corporation of British Columbia ("HEALTHVISION CANADA") to execute and deliver an Assignment, in form and substance reasonably acceptable to Neoforma, of all right, title and interest worldwide (to the extent that Healthvision Canada has such rights) to the trade mark "Healthvision", the attendant goodwill and any and all domain names incorporating the mark Healthvision or variations thereof, and (iv) cause to be filed with the Secretary of State of the State of Delaware a Certificate of Correction in form and substance reasonably satisfactory to Neoforma, correcting the Certificate of Amendment previously filed with the Delaware Secretary of State on March 10, 2000.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Neoforma and Healthvision will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. As soon as practicable following the date hereof, Neoforma will use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by the Related Agreements.

     5.9 Indemnification.

         (a) From and after the Effective Time, Neoforma will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Healthvision pursuant to any indemnification agreements between Healthvision and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Healthvision's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Healthvision as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Healthvision, unless such modification is required by law.

         (b) For a period of six years after the Effective Time, Neoforma will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Healthvision's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Healthvision; provided, however, that in no event will Neoforma or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Healthvision for such coverage (or such coverage as is available for such 200% of such annual premium).

         (c) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit Healthvision, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Neoforma, and shall be enforceable by the Indemnified Parties.

     5.10 Neoforma Board of Directors; Executive Officers. The Board of Directors of Neoforma will take all actions reasonably necessary such that as soon as practicable following the Effective Time, (i) the size of Neoforma's Board of Directors shall be increased to nine, and the following persons shall be appointed to Neoforma's Board of Directors to fill the five vacancies in the following classes: three persons nominated by Eclipsys, one of whom shall be Harvey J. Wilson, who shall be appointed to Class III, one of whom shall be affiliated with General Atlantic Partners, LLC, who shall be appointed to Class I, and the other of whom shall be appointed to Class II, one person shall be appointed by Healthvision to Class I, and one person shall be appointed by VHA to Class I, and (ii) Harvey J. Wilson shall be elected Chairperson of the Board of Directors of Neoforma, and Robert Zollars shall be elected Chief Executive Officer and President of Neoforma. Under the Neoforma Charter Documents, the terms of Class I Directors expire in 2000, the terms of Class II Directors expire in 2001 and the terms of Class III Directors expire in 2002. The Class I Directors appointed pursuant to this Section shall be appointed following Neoforma's annual meeting in 2000, or, if such annual meeting is held following the Effective Time and such person so elects, following the Effective Time but prior to such annual meeting. Class I Directors appointed following such annual meeting shall have terms that end in 2003, subject to such directors' earlier resignation or removal.

     5.11 Nasdaq Listing. Neoforma agrees to authorize for listing on the Nasdaq Stock Market the shares of Neoforma Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

     5.12 Letters of Accountants. Healthvision and Neoforma shall use their respective reasonable efforts to cause to be delivered to Neoforma a letter of Healthvision's and Neoforma's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Neoforma), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Neoforma and Healthvision and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute and any regulations promulgated thereunder on such transactions.

     5.14 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Neoforma and Healthvision shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements which carry out the agreements set forth in the following two sentences. Neoforma will use reasonable efforts to arrange that, as soon as reasonably practicable after the Effective Time, Neoforma's benefit arrangements and employee plans provide similar or comparable benefits to Healthvision's employees generally as is provided to Neoforma's employees who are similarly situated. Neoforma's benefit arrangements and employee plans shall give full credit for each participant's continuous period of service with Healthvision prior to the Effective Time for all purposes for which length of service prior to the Effective Time is recognized under Neoforma benefit arrangements and employee plans. At Neoforma's request, Healthvision agrees that it and its subsidiaries shall terminate any and all Healthvision Employee Plans, if appropriate (other than contractual agreements disclosed in the Healthvision Disclosure Letter) immediately prior to the Effective Time.

     5.15 Discontinuance of IPO Efforts. Promptly, but in no event later than three business days, following the date of this Agreement, Healthvision shall discontinue its efforts to arrange for an initial public offering.

     5.16 Registration Rights. Neoforma agrees to use its reasonable efforts to cause the holders of existing registration rights regarding Neoforma Common Stock to surrender their existing registration rights in exchange for the registration rights provided under the Registration Rights Agreement attached hereto as Schedule 5.16 (the "NEW NEOFORMA REGISTRATION RIGHTS AGREEMENT"). Healthvision agrees to use its reasonable efforts to cause the holders of existing registration rights regarding Healthvision Common Stock to surrender their existing rights in exchange for the registration rights provided to such party under the New Neoforma Registration Rights Agreement. Upon receipt by Neoforma of a valid termination of all Healthvision registration rights held by a party, Neoforma shall grant to such party the registration rights set forth in the New Neoforma Registration Rights Agreement applicable to such party.

     5.17 Section 280G Stockholder Approval. Healthvision shall use its reasonable best efforts to have this Agreement and the Agreement of Merger approved by such percentage of Healthvision's outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code to avoid the treatment of any payment or benefit under any contract, agreement or other arrangement, including those entered into in connection with this Agreement the Agreement of Merger, the Merger and the transactions contemplated hereby, as a parachute payment under the federal tax laws, and to cause such stockholder approval to have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed regulations.

     5.18 Healthvision Options. Prior to the grant of any Healthvision Options permitted under Section 4.1(f), Healthvision agrees to amend the Healthvision Stock Option Plan to eliminate for all Healthvision Options granted after the date of this Agreement the acceleration of the vesting of such Healthvision Options upon consummation of the Merger or the other transactions contemplated hereby. Healthvision agrees to use its commercially reasonable efforts to cause the holders of Healthvision Options to waive any acceleration of the vesting of such Healthvision Options upon consummation of the Merger or the other transactions contemplated hereby, and without limiting the foregoing, Healthvision will exercise reasonable best efforts to seek acceleration waivers from not less than (i) three of the persons set forth on Schedule 6.3(e)(A) and (ii) nine of the eleven persons named in a separate letter of even date herewith signed by the parties hereto.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) Healthvision Stockholder Approval. This Agreement and the Agreement of Merger shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Healthvision under applicable law and the Healthvision Charter Documents.

         (b) Neoforma Stockholder Approvals. The issuance of shares of Neoforma Common Stock pursuant to the Merger and the Related Transactions shall have been approved by the requisite vote of the stockholders of Neoforma under applicable law and the Neoforma Charter Documents.

         (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

         (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

         (e) Nasdaq Listing. The shares of Neoforma Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

         (f) Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby and by the Related Agreements shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Neoforma and its subsidiaries, Eclipsys and its subsidiaries and Healthvision and its subsidiaries, taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Neoforma and its subsidiaries, Eclipsys and its subsidiaries and Healthvision and its subsidiaries, taken as a whole.

         (g) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Neoforma or any of its subsidiaries of all or any material portion of the business of Healthvision or any of its subsidiaries or of Neoforma or any of its subsidiaries or to compel Neoforma or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Healthvision or any of its subsidiaries or of Neoforma or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Neoforma or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Healthvision Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Neoforma or any of its subsidiaries of any such shares.

     6.2 Additional Conditions to Obligations of Healthvision. The obligation of Healthvision to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Healthvision:

         (a) Representations and Warranties. The representations and warranties of Neoforma contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Neoforma. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Neoforma Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Healthvision shall have received a certificate with respect to the foregoing signed on behalf of Neoforma by the Chief Executive Officer or Chief Financial Officer of Neoforma.

         (b) Agreements and Covenants. Neoforma shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Healthvision shall have received a certificate to such effect signed on behalf of Neoforma by the Chief Executive Officer or Chief Financial Officer of Neoforma.

         (c) Material Adverse Effect. No Material Adverse Effect with respect to Neoforma shall have occurred since the date of this Agreement and be continuing.

         (d) Tax Opinion. Healthvision shall have received an opinion of Healthvision's legal counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Neoforma and Healthvision will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         (e) Related Transactions. (i) The Novation Documents shall have become effective and shall be in full force and effect in accordance with their terms, and Healthvision shall have a received a certificate to such effect executed by the Chief Executive Officer of Novation, and (ii) Healthvision shall have received a certificate executed by the Chief Executive Officers of each of Neoforma and Eclipsys, that such parties are ready, willing and able to consummate the transactions contemplated by the Eclipsys Agreement.

     6.3 Additional Conditions to the Obligations of Neoforma. The obligations of Neoforma to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Neoforma:

         (a) Representations and Warranties. The representations and warranties of Healthvision contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Healthvision. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Healthvision Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Neoforma shall have received a certificate with respect to the foregoing signed on behalf of Healthvision by the Chief Executive Officer or Chief Financial Officer of Healthvision.

         (b) Agreements and Covenants. Healthvision shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Neoforma shall have received a certificate to such effect signed on behalf of Healthvision by the Chief Executive Officer or Chief Financial Officer of Healthvision.

         (c) Material Adverse Effect. No Material Adverse Effect with respect to Healthvision shall have occurred since the date of this Agreement and be continuing.

         (d) Tax Opinion. Neoforma shall have received an opinion of Fenwick & West LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Neoforma and Healthvision will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         (e) Limit on Dissenter's Rights. Not more than 5% of the outstanding shares of Healthvision capital stock (on a Healthvision Common Stock equivalent basis) shall have elected to exercise dissenters' appraisal rights.

         (f) Related Transactions. (i) The Novation Documents shall have become effective and shall be in full force and effect in accordance with their terms, and Neoforma shall have a received a certificate to such effect executed by the Chief Executive Officer of Novation; provided, that the foregoing condition shall be deemed to have been satisfied if (A) the transactions contemplated by the Stock and Warrant Agreements have not closed due to the failure to satisfy the condition set forth in Section 8.4 of such agreements, (B) each other condition to the obligation of Neoforma to consummate such transactions in such agreements shall have been satisfied or waived, and (C) neither Stock and Warrant Agreement nor the Novation Operating Agreement shall have been terminated in accordance with its respective terms, and (ii) Neoforma shall have received a certificate executed by the Chief Executive Officer of Eclipsys that Eclipsys is ready, willing and able to consummate the transactions contemplated by the Eclipsys Agreement.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Healthvision or Neoforma:

         (a) by mutual written consent duly authorized by the Boards of Directors of Neoforma and Healthvision;

         (b) by either Healthvision or Neoforma if the Merger shall not have been consummated by September 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

         (c) by either Healthvision or Neoforma if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

         (d) by either Healthvision or Neoforma, if the approval and adoption of this Agreement and the Agreement of Merger, and the approval of the Merger, by the stockholders of Healthvision shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Healthvision stockholders duly convened therefore or at any adjournment thereof or if the meeting of Healthvision stockholders shall not have been held and a vote taken on the Merger within 45 days after effectiveness of the Registration Statement; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Healthvision where the failure to obtain Healthvision stockholder approval shall have been caused by (i) the action or failure to act of Healthvision and such action or failure to act constitutes a material breach by Healthvision of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Neoforma;

         (e) by either Healthvision or Neoforma, if the approval of the issuance of shares of Neoforma Common Stock pursuant to the Merger shall not have been obtained by reason of the failure to obtain the respective required votes at a meeting of Neoforma stockholders duly convened therefore or at any adjournment thereof, or if the meeting of Neoforma stockholders shall not have been held for such purpose and a vote taken on the Merger within 45 days after effectiveness of the Registration Statement; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Neoforma where the failure to obtain the Neoforma stockholder approvals shall have been caused by the action or failure to act of Neoforma and such action or failure to act constitutes a material breach by Neoforma of this Agreement;

         (f) by either Neoforma or Healthvision, if any of the Related Agreements has been validly terminated by a party thereto in accordance with its terms;

         (g) by Healthvision, upon a breach of any representation, warranty, covenant or agreement on the part of Neoforma set forth in this Agreement, or if any representation or warranty of Neoforma shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Neoforma's representations and warranties or breach by Neoforma is curable by Neoforma through the exercise of its commercially reasonable efforts, then Healthvision may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Healthvision to Neoforma of such breach, provided Neoforma continues to exercise commercially reasonable efforts to cure such breach (it being understood that Healthvision may not terminate this Agreement pursuant to this paragraph (g) if such breach by Neoforma is cured during such 30-day period, or if Healthvision shall have materially breached this Agreement); or

         (h) by Neoforma, upon a breach of any representation, warranty, covenant or agreement on the part of Healthvision set forth in this Agreement, or if any representation or warranty of Healthvision shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Healthvision's representations and warranties or breach by Healthvision is curable by Healthvision through the exercise of its commercially reasonable efforts, then Neoforma may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Neoforma to Healthvision of such breach, provided Healthvision continues to exercise commercially reasonable efforts to cure such breach (it being understood that Neoforma may not terminate this Agreement pursuant to this paragraph (h) if such breach by Healthvision is cured during such 30-day period, or if Neoforma shall have materially breached this Agreement).

     7.2 Notice of Termination Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Neoforma, Healthvision and Eclipsys shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the preparation and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, provided, that Neoforma and Eclipsys shall share equally the expenses of printing the finalized Proxy Statement/Prospectus (including any preliminary materials related thereto) and any supplements thereto.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Neoforma and Healthvision. Neoforma will not agree to any amendment of any Related Agreement without the prior written consent of Healthvision (which consent shall not be unreasonably withheld or delayed).

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Healthvision and Neoforma contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

                  (a)      if to Neoforma, to:

                           Neoforma.com, Inc.
                           3255-7 Scott Boulevard
                           Santa Clara, California 95054
                           Attention: Chief Financial Officer
                           Facsimile No.: 408-549-6211

                           with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, California 94306
                           Attention:   David W. Healy
                           Facsimile No.: 650-494-1417

                  (b)      if to Healthvision, to:

                           HEALTHvision, Inc.
                           6330 Commerce Dr. Ste. 100
                           Irving, Texas 75063
                           Attention: Harvey Wilson
                                            Scott Decker
                                            Christopher Ducanes
                           Facsimile No.: 972-819-4709

                           with a copy to:

                           Hogan & Hartson, LLP
                           555 13th Street, N.W.
                           Washington, D.C. 20004
                           Attention:  Christopher J. Hagan
                           Facsimile No.: 202-637-5910

                  (c)      with a copy to counsel for VHA:

                           Skadden Arps, Slate, Meagher & Flom, LLP
                           Four Times Square
                           New York, New York 10036
                           Attention:  Nancy A. Lieberman
                           Facsimile No.: 212-735-2000



In the event that Neoforma shall give or receive a notice relating to a Material Adverse Effect on either Neoforma or Eclipsys pursuant to the Eclipsys Agreement, Neoforma shall deliver a copy of such notice to Healthvision (with a copy to counsel for VHA).

     8.3 Interpretation; Certain Defined Terms.

         (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter including review of relevant files with respect to such matter.

         (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

         (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, Healthvision (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability Healthvision, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         (f) Disclosure made with regard to a representation or warranty of a party in a Part of either the Healthvision Disclosure Letter or Neoforma Disclosure Letter shall also be deemed to qualify other representations and warranties of the party making such disclosure if it is readily apparent from the language contained in such disclosure that such disclosure is applicable to such other representation or warranty.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Healthvision Disclosure Letter and the Neoforma Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Waiver Of Jury Trial. EACH OF NEOFORMA AND HEALTHVISION HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEOFORMA OR HEALTHVISION IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

               [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                              NEOFORMA.COM, INC.


                                              By: /s/ Frederick Ruegsegger
                                                  ------------------------------
                                              Name: Frederick Ruegsegger
                                              Title: Chief Financial Officer


                                              HEALTHVISION, INC.


                                              By: /s/ Scott Decker
                                                  ------------------------------
                                              Name: Scott Decker
                                              Title: Chief Executive Officer

                                                                       EXHIBIT A


                               AGREEMENT OF MERGER



     This Agreement of Merger (this "AGREEMENT") is entered into as of _________, 2000, among Neoforma.com, Inc., a Delaware corporation ("NEOFORMA"), Eclipsys Corporation, a Delaware corporation ("ECLIPSYS") and HEALTHvision, Inc., a Delaware corporation ("HEALTHVISION").

                                    RECITALS

     A. Immediately prior to the closing of the transactions contemplated hereby, Neoforma will acquire Eclipsys, in a reverse triangular merger whereby NeoIII Acquisition Corp., a Delaware corporation and a wholly owned first-tier subsidiary of Neoforma ("MERGER SUB") will merge with and into Eclipsys ("ECLIPSYS MERGER") with Eclipsys continuing as the surviving corporation, as a result of which Eclipsys will become a wholly owned subsidiary of Neoforma, pursuant to an Agreement and Plan of Merger dated as of March 30, 2000 by and among Eclipsys, Neoforma and Merger Sub.

     B. Neoforma and Healthvision have entered into an Agreement and Plan of Merger, dated as of March 30, 2000 (the "HEALTHVISION PLAN"), pursuant to which, immediately after the Eclipsys Merger, Healthvision will merge in a forward triangular merger with and into Eclipsys, with Eclipsys continuing as the surviving corporation (the "HEALTHVISION MERGER").

     C. The respective Boards of Directors of Neoforma, Merger Sub and Healthvision have approved this Agreement and declared it to be advisable and in the respective interest of Neoforma, Merger Sub and Healthvision and their stockholders, respectively, that Healthvision be merged with and into Eclipsys upon the terms and subject to the conditions of this Agreement, the Healthvision Plan and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW").

     NOW, THEREFORE, Neoforma, Eclipsys and Healthvision hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined below), Healthvision shall be merged with and into Eclipsys, the separate corporate existence of Healthvision shall cease, and Eclipsys shall continue as the surviving corporation of the Healthvision Merger (the "SURVIVING CORPORATION").

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Healthvision Merger to be consummated by filing this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by Healthvision and Neoforma) being the "EFFECTIVE TIME") as soon as practicable following the consummation of the Eclipsys Merger on or after the Closing Date. The closing of the Healthvision Merger shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Healthvision Plan, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Healthvision Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Healthvision and Eclipsys shall vest in the Surviving Corporation, and all debts, liabilities and duties of Healthvision and Eclipsys shall become the debts, liabilities and duties of the Surviving Corporation and Eclipsys's outstanding equity interest in Healthvision shall be cancelled without consideration.

     1.4 Certificate of Incorporation; Bylaws.

         (a) At the Effective Time, the Certificate of Incorporation of Eclipsys, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

         (b) At the Effective Time, the Bylaws of Eclipsys, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Eclipsys immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Eclipsys immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, capital stock and rights to purchase capital stock will, by virtue of the Healthvision Merger, be treated as follows:

         1.6.1 Conversion of Healthvision Preferred Stock. At the Effective Time, the shares of each outstanding series of Preferred Stock of Healthvision, $0.01 par value per share ("HEALTHVISION PREFERRED STOCK") shall be converted into Neoforma Common Stock, $0.001 par value ("NEOFORMA COMMON STOCK"), in the manner provided for in this Agreement. Accordingly, at the Effective Time each share of Healthvision Preferred Stock issued and outstanding immediately prior thereto (other than shares for which the holder has exercised dissenters' rights of appraisal) shall be canceled and converted as follows:

              (a) each share of Healthvision's Series A Convertible Participating Preferred Stock ("SERIES A STOCK") shall automatically be converted in the Healthvision Merger into (i) .3041825 of a share (such fraction representing $10 divided by $32-7/8ths) of Neoforma Common Stock plus (ii) four shares of Healthvision Common Stock (subject to further conversion as provided in Section 1.6.2 below);

              (b) each outstanding share of Healthvision's Series B Convertible Preferred Stock ("SERIES B STOCK"), if any, will be converted in the Healthvision Merger into four shares of Healthvision Common Stock (subject to further conversion as provided in Section 1.6.2 below).

         1.6.2 Conversion of Shares of Healthvision Common Stock. Each share of Common Stock of Healthvision, $0.01 par value per share ("HEALTHVISION COMMON STOCK") (including Healthvision Common Stock issued or issuable as a result of the automatic conversion of outstanding shares of Series A Stock into Healthvision Common Stock at the Effective Time as described in Section 1.6.1(a)(ii) above and the conversion of any outstanding shares of Series B Stock into Healthvision Common Stock at the Effective Time as described in
Section 1.6.1(b) above), that is issued and outstanding immediately prior to the Effective Time (in each case, other than Dissenting Shares) will, by virtue of the Healthvision Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into 0.454 (the "EXCHANGE RATIO") fully paid and nonassessable shares of Neoforma Common Stock. No fraction of a share of Neoforma Common Stock will be issued by virtue of the Healthvision Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

         1.6.3 Assumptions of Options. At the Effective Time, Neoforma will assume all options to purchase Healthvision common stock outstanding at the Effective Time (the "HEALTHVISION OPTIONS") pursuant to Healthvision's 1999 Stock Incentive Plan ("1999 PLAN"). At the Effective Time, each Healthvision Option shall be converted into an option (a "NEOFORMA OPTION"), to purchase that number of shares of Neoforma Common Stock that is equal to the number of shares of Healthvision Common Stock that could be purchased pursuant to such Healthvision Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with fractional shares being rounded down to the nearest whole share. The exercise price per share of Neoforma Common Stock purchasable under each Healthvision Option assumed and converted into a Neoforma Option shall be equal to the exercise price per share of Healthvision Common Stock under such Healthvision Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422A of the Code, if applicable, and all other terms of Healthvision Options will otherwise be unchanged. Continuous employment with Healthvision will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time. Neoforma agrees to file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 for the shares of Neoforma Common Stock issuable with respect to assumed Healthvision Options as soon as is reasonably practicable after the Effective Time, and maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding, and will reserve a sufficient number of shares of Neoforma Common Stock for issuance upon exercise thereof.

         1.6.4 Assumptions of Healthvision Warrants. At the Effective Time, Neoforma will assume all outstanding warrants to purchase capital stock of Healthvision ("HEALTHVISION WARRANTS"). Each Healthvision Warrant shall be automatically exchanged for a five-year warrant in substantially the form of Exhibit 1.6.4 (a "NEOFORMA WARRANT"), to purchase that number of shares of Neoforma Common Stock that is equal to the number of shares of Healthvision Common Stock (assuming Series B Stock has been previously issued and automatically converted into Healthvision Common Stock) that could be purchased pursuant to each such Healthvision Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, with fractional shares being rounded down to the nearest whole share. The exercise price per share for each such substituted Neoforma Warrant shall equal $3.75 divided by the Exchange Ratio, rounded up to the nearest cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section.

         1.6.5 Cancellation of Healthvision Owned and Eclipsys Owned Stock. Each share of Healthvision capital stock held by Healthvision or owned by Eclipsys or any direct or indirect wholly owned subsidiary of Eclipsys or Healthvision immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         1.6.6 Capital Stock of Eclipsys. Each share of common stock, par value $0.01 per share, of Eclipsys (the "ECLIPSYS COMMON STOCK"), issued and outstanding after the Eclipsys Merger and immediately prior to the Effective Time of the Healthvision Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Eclipsys common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

         1.6.7 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Neoforma Common Stock or Healthvision Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Neoforma Common Stock or Healthvision Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7 Exchange of Certificates.

         (a) Exchange Agent. Neoforma shall select an institution reasonably acceptable to Healthvision to act as the exchange agent (the "EXCHANGE AGENT") in the Healthvision Merger.

         (b) Exchange Fund. Promptly after the Effective Time, Neoforma shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of Neoforma Common Stock (such shares of Neoforma Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.6 in exchange for outstanding shares of Healthvision Common Stock and/or Healthvision Preferred Stock (collectively, "HEALTHVISION STOCK").

         (c) Exchange Procedures. Promptly after the Effective Time, Neoforma shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of

Healthvision Stock whose shares were converted into shares of Neoforma Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Neoforma may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Neoforma Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Neoforma Common Stock into which their shares of Healthvision Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Neoforma Common Stock into which such shares of Healthvision Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Neoforma Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Healthvision Stock which is not registered in the transfer records of Healthvision, a certificate representing the proper number of shares of Neoforma Common Stock may be issued to a transferee if the Certificate representing such shares of Healthvision Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Neoforma Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Neoforma Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Neoforma Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Neoforma Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Neoforma Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Neoforma Common Stock.

         (e) Fractional Shares.

              (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Neoforma Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Neoforma Common Stock to be distributed to holders of Healthvision Stock pursuant to Section 1.7(c) (such excess, the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Healthvision Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

              (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Healthvision Stock, the Exchange Agent will hold such proceeds in trust for the holders of Healthvision Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Healthvision Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Healthvision Stock is entitled (after taking into account all shares of Neoforma Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Healthvision Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Healthvision Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Healthvision Stock in accordance with the terms of Section 1.7(c).

              (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 1.7(e), Neoforma may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Neoforma shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Healthvision Common Stock the amount such holder would have received pursuant to
Section 1.7(e)(ii) assuming that the sales of Neoforma Common Stock were made at a price equal to the average of the closing prices of the Neoforma Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or (e).

         (f) Required Withholding. Each of the Exchange Agent, Neoforma and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Healthvision Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Neoforma Common Stock into which the shares of Healthvision Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Neoforma may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Neoforma Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Neoforma, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Neoforma, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Neoforma Common Stock or Healthvision Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Healthvision Stock for six months after the Effective Time shall be delivered to Neoforma, upon demand, and any holders of Healthvision Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Neoforma for the shares of Neoforma Common Stock, any cash in lieu of fractional shares of Neoforma Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Neoforma Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

     1.8 No Further Ownership Rights in Healthvision Stock. All shares of Neoforma Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Healthvision Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Healthvision Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Restricted Stock. If any shares of Healthvision Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("HEALTHVISION RESTRICTED STOCK") may be forfeited or repurchased by Healthvision upon any termination of the stockholders' employment, directorship or other relationship with Healthvision (and/or any affiliate of Healthvision) under the terms of any restricted stock purchase agreement or other agreement with Healthvision that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Healthvision Merger, then the shares of Neoforma Common Stock issued upon the conversion of such shares of Healthvision Common Stock in the Healthvision Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Neoforma Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Healthvision shall take all actions that may be necessary to ensure that, from and after the Effective Time, Neoforma is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.10 Tax Consequences. It is intended by the parties hereto that the Healthvision Merger shall constitute a "reorganization" within the meaning of
Section 368 of the Code. It is intended by the parties that the Healthvision Merger shall qualify for accounting treatment as a purchase.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Healthvision and Eclipsys, the officers and directors of Healthvision and Eclipsys will take all such lawful and necessary action. Neoforma shall cause Eclipsys to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                                  MISCELLANEOUS

         2.1 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         2.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         2.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         2.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                     NEOFORMA.COM, INC.


                                     By:
                                     Name:
                                     Title:



                                     HEALTHVISION, INC.


                                     By:
                                     Name:
                                     Title:



                                     ECLIPSYS CORPORATION


                                     By:
                                     Name:
                                     Title:









                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]

                                                                       EXHIBIT B

                          HEALTHVISION VOTING AGREEMENT


     This HEALTHVISION VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of March 30, 2000, between Neoforma.com, Inc., a Delaware corporation ("NEOFORMA"), and the undersigned stockholder ("STOCKHOLDER") of HEALTHvision, Inc., a Delaware corporation ("HEALTHVISION").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Neoforma and Healthvision are entering into an Agreement and Plan of Merger (the "PLAN") which provides for the merger of Healthvision with and into Eclipsys Corporation (the "MERGER"), a Delaware corporation ("ECLIPSYS"), that at the time of the Merger will be a wholly-owned subsidiary of Neoforma. Pursuant to the Merger, shares of capital stock of Healthvision will be converted into shares of Neoforma Common Stock on the basis described in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

     B. Stockholder is the record holder of such number of outstanding shares of capital stock of Healthvision as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Plan, Neoforma desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Healthvision over which Stockholder has voting power, so as to facilitate consummation of the Merger.


         In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:


     1. AGREEMENT TO VOTE SHARES

         1.1 Definitions. For purposes of this Agreement:

              (a) Shares. The term "SHARES" shall mean all issued and outstanding shares of Healthvision Common Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Healthvision called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the stockholders of Healthvision with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Healthvision that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

              (b) Subject Securities. The term "SUBJECT SECURITIES" shall mean: (i) all securities of Healthvision (including all shares of Healthvision Common Stock and all options, warrants and other rights to acquire shares of Healthvision Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Healthvision (including all additional shares of Healthvision Common Stock and all additional options, warrants and other rights to acquire shares of Healthvision Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to
Section 3 below or the record date for the meeting at which stockholders of Healthvision are asked to vote upon approval of the Plan and the Merger.

              (c) Transfer. Stockholder shall be deemed to have effected a "TRANSFER" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

         1.2 Agreement to Vote Shares. Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Plan (the "EFFECTIVE TIME") and
(ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Healthvision, however called, or in connection with any written consent of the stockholders of Healthvision, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

               (1) in favor of the approval and adoption of the Plan in the form entered into on the date hereof and the agreement of merger to be filed with the Delaware Secretary of State (the "AGREEMENT OF MERGER") a form of which is attached as an exhibit to the Plan, and the approval of the Merger and the other actions contemplated by the Plan and the Agreement of Merger and any actions required in furtherance thereof;

               (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Healthvision under the Plan or the Agreement of Merger, or of Stockholder under this Agreement.

         Stockholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

         1.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

                    (i) except pursuant to the terms of the Plan, offer for
               sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

                    (ii) grant any proxy, power of attorney, deposit any of the
               Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

                    (iii) take any other action that would make any
               representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

         (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Subject Securities to another person or entity (excluding a contract or agreement pledging Subject Securities to Healthvision), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Subject Securities to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided that the securities acquired upon such exercise shall be deemed Subject Securities and Shares hereunder.

         (c) Until July 24, 2000, Stockholder will not, directly or indirectly,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Neoforma Common Stock issued to such Stockholder in the Merger or any securities received by such Stockholder in the Merger convertible into or exchangeable or exercisable for Neoforma Common Stock, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Neoforma Common Stock issued in the Merger, whether any such swap or transaction is to be settled by delivery of Neoforma Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Neoforma Common Stock acquired by Stockholder other than pursuant to the Merger, (b) the transfer, if the undersigned is an individual, to a member or members of his or her immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, either during his or her lifetime or on death by will or intestacy, provided that the transferee or transferees thereof agree in writing to be bound by the provisions of this Agreement, or (c) the transfer, if the undersigned is a partnership, corporation or trust, to partners (or retired partners who retire after the date hereof), shareholders, or beneficiaries, as the case may be, of the undersigned as a distribution, provided that the distributees thereof agree in writing to be bound by the provisions of this Agreement. For the purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

         1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Neoforma a proxy in the form attached hereto as Exhibit I (the "PROXY"), which shall be irrevocable to the extent set forth therein, with respect to the Shares.


     2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         (a) Stockholder is the record and beneficial owner of, or Stockholder exercises voting power over, the shares of Healthvision capital stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Stockholder and, except as set forth on such signature pages, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of Healthvision and has no other interest in or voting rights with respect to any securities of Healthvision.

         (b) Stockholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any Encumbrance upon any of the Shares owned by such Stockholder under, any provision of Stockholder's charter documents (if applicable), applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or any Shares owned by such Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, of Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

     3. TERMINATION

     This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Plan shall have been validly terminated pursuant to Article VII thereof. Notwithstanding any other provision hereof, this Agreement shall terminate in the event that the Plan is modified in a manner that is materially adverse to Stockholder without Stockholder's consent.

     4. MISCELLANEOUS

         4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

         4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         4.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Neoforma will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Neoforma upon any such violation, Neoforma shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Neoforma at law or in equity.

         4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

         If to Neoforma:

         Neoforma.com, Inc.
         3255-7 Scott Boulevard
         Santa Clara, California 95054
         Attn:    Chief Financial Officer
         Facsimile:  (408) 549-6211

         with a copy to:

         Fenwick & West LLP
         Two Palo Alto Square
         Palo Alto, California 94306
         Attn:    Gordon K. Davidson
                  Douglas N. Cogen
         Facsimile:  (650) 494-1417

         If to Stockholder, to the address for notice set forth on the last page hereof.


Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

         4.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

         4.7 Entire Agreement. This Agreement and the Plan constitute and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

         4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.


                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Healthvision Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

                                            NEOFORMA.COM, INC.


                                            By: ________________________________
                                            Name:
                                            Title:


                                            STOCKHOLDER:

                                            ____________________________________


                                            By: ________________________________
                                            Name:
                                            Title:

                                            Stockholder's Address for Notice:

                                            ____________________________________

                                            ____________________________________

                                            ____________________________________

                                            Outstanding shares
                                            of Healthvision
                                            capital stock
                                            beneficially owned
                                            by Stockholder:

                                            ____________________________________

                                                                       EXHIBIT I

                                IRREVOCABLE PROXY

     The undersigned stockholder (the "STOCKHOLDER") of HEALTHvision, Inc., a Delaware corporation ("HEALTHVISION"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Neoforma.com, Inc., a Delaware corporation ("NEOFORMA"), and each such Board member (collectively the "PROXYHOLDERS"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Healthvision which are listed below (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Healthvision stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) (A) in favor of the approval and adoption of the Agreement and Plan of Merger (the "PLAN") between Neoforma and Healthvision in the form entered into on the date hereof and an agreement of merger to be filed with the Delaware Secretary of State, a form of which is attached as an exhibit to the Plan, and (B) the approval of the merger of Healthvision with and into Eclipsys Corporation (the "MERGER"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Plan) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Healthvision under the Plan or of the Stockholder under the Healthvision Voting Agreement between Neoforma and Stockholder (the "VOTING AGREEMENT").

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Healthvision to be purchased and sold pursuant to the Plan.

     This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Healthvision and with any Inspector of Elections at any meeting of the stockholders of Healthvision.

     This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: March 30, 2000.

           Stockholder: _______________________

           By: ________________________________

           ____________________________________
           Name and Title

           Shares of Healthvision capital stock beneficially owned: ____________





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